UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2008

_________________________________________________________________________________
SulphCo, Inc.
_________________________________________________________________________________
(Exact name of registrant as specified in charter)

Nevada	001-32636	88-0224817
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas  77043
(Address of principal executive offices)  (Zip Code)

(713) 896-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 6, 2008, SulphCo, Inc. (the “Company”) hired M. Clay Chambers to serve as the Company’s Chief Operating Officer. Mr. Chambers has been acting as a consultant for the Company from January 2008 up through the date he was hired.

From February 2003 to the present, Mr. Chambers has been a consultant providing his technical and commercial experience to the refining and petrochemical industry. His major client was the El Paso Corporation (“El Paso”). From February 2001 to February 2003, Mr. Chambers served as Managing Director - Petrochemicals at El Paso. During this time, Mr. Chambers had management responsibility for El Paso’s petrochemical, ammonium nitrate and MTBE businesses.

Mr. Chambers is 61 years old.

In connection with Mr. Chambers’ appointment, the Company has entered into an employment agreement with him, and, pursuant to the terms of such agreement, has agreed to pay him a base salary of $250,000 per annum and a one-time signing bonus of $50,000. Mr. Chambers will also be eligible to receive an annual bonus of up to 50% of his base salary, in accordance with the terms and conditions established by the Board of Directors and/or the Compensation Committee from time to time. Mr. Chambers was granted a stock option to purchase 150,000 shares of the Company’s common stock, vesting over a three-year period. The employment agreement will continue until the first anniversary of its effective date, with automatic one (1) year extensions thereafter, unless otherwise terminated by Mr. Chambers or the Company.

A copy of Mr. Chambers’ employment agreement is filed herewith as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
10.1	M. Clay Chambers - Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SulphCo, Inc.

Dated as of: February 8, 2008	By:	/s/ Stanley W. Farmer
Name: Stanley W. Farmer
Title: Vice President and Chief Financial Officer